Exhibit 99.1

Press Release July 23, 2004

6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics To Build New Joist & Deck Plant in Florida

FORT WAYNE, INDIANA, July 23, 2004 – Today Steel Dynamics, Inc. (NASDAQ: STLD) announced that New Millennium Building Systems, LLC, a wholly owned subsidiary, has selected Lake City, Florida, as the site for construction of a new steel fabrication facility. The company expects to begin immediately the construction of a 250,000 square-foot production facility on a 70-acre site located northwest of Lake City. In addition, the facility will include a 15,000 square-foot office building as well as finished-product staging yards.

Bert Hollman, President of New Millennium Building Systems, concurrently announced the appointment of Douglas Lang as General Manager of the new Florida operation. Doug has more than 35 years’ experience in the industry, including engineering, production and sales management. He holds a Civil Engineering degree from the South Dakota School of Mines and Technology as well as a Masters in Business from Indiana University. Doug has served as Sales Manager of New Millennium at Butler since its start-up in 2000. He is in the process of hiring the management team that will build and operate the new plant.

The company expects to finish construction and begin shipments from the new plant early in 2005. The new facility will be very similar to the existing New Millennium plant in Butler, Indiana, with each plant having an annual production capacity of about 70,000 tons of joists, trusses, and girders, as well as 50,000 tons of steel roof and floor decking. The Florida plant could ultimately employ about 175 people. Most of the steel used by the new plant will be supplied by Steel Dynamics mini-mills at Butler and Pittsboro, Indiana.

“We are pleased to announce Lake City as the base for our expansion into the Southeast,” Hollman said. “We are focusing our business expansion on regions of the country having the best prospects for growth in non-residential construction. This new plant will be in a good position to serve the Southeast, including Florida and nearby states. We believe now is a good time to proceed with regional expansion as the construction market recovers from historically low construction rates. In our business, having production facilities within close proximity to customers is important in responding to customer needs for service and quick delivery. We have also begun exploring options for further expansion in the Western U.S., which would permit us to serve growing markets on the West Coast and in the Southwest.”

Art Ullom, who has served as New Millennium’s Engineering Manager since 2000, has been promoted to General Manager at the Butler plant. Art holds a B.S. in Civil Engineering from South Dakota State University and has over 30 years’ experience in the industry.

Hollman also made an additional appointment to New Millennium’s management staff, which is relocating its offices to Fort Wayne. Ariail Smith, who has served as Production Manager at Butler, becomes Manufacturing Development Manager for New Millennium to serve as a resource for existing plants and to aid in design, planning, and construction of new plants. Rick Poinsatte, Chief Financial Officer, also will now be based in Fort Wayne.

New Millennium manufactures steel components, including joists, trusses, girders, and decking, that are used in the construction of non-residential buildings, such as shopping centers, warehouses, factories, hospitals, and schools. The company benefits from highly efficient production methods and a productive, non-union workforce that allows the company to maintain effective control of costs. Since beginning production at its Butler, Indiana, plant in 2000, New Millennium has grown, primarily in the upper Midwest, to become a major building-components manufacturer, offering high-quality products and excellent customer service.

Forward Looking Statements

This press release contains predictive statements about future events and conditions, including construction of new production facilities, operation of existing and planned manufacturing facilities, future financial benefits the company may derive from these operations, and the market demand for our products. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com